                                                                EXHIBIT 7.(C)(2)

                           ASSET PURCHASE AGREEMENT

                                by and between

                    P-Com, Inc., a Delaware corporation and

                 Cylink Corporation, a California corporation

                          Dated as of March 13, 1998

                               TABLE OF CONTENTS

                                                                                                        Page

ARTICLE I  PURCHASE AND SALE OF ASSETS..................................................................  1
     Section 1.1             Description of Assets to be Acquired.......................................  1
     Section 1.2             Excluded Assets............................................................  3
     Section 1.3             No Assignment in Certain Circumstances.....................................  4

ARTICLE II  LIABILITIES.................................................................................  4
     Section 2.1             Liabilities Not Assumed....................................................  4

ARTICLE III  PURCHASE PRICE.............................................................................  5
     Section 3.1             Consideration..............................................................  5
     Section 3.2             Purchase Price.............................................................  5
     Section 3.3             Purchase Price Adjustment..................................................  5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES..............................................................  6
     Section 4.1             Representations and Warranties of Seller...................................  6
             (a)             Organization of Seller.....................................................  6
             (b)             Authorization of Seller....................................................  7
             (c)             Financial Information......................................................  7
             (d)             [Intentionally omitted]....................................................  8
             (e)             Absence of Certain Changes and Events......................................  8
             (f)             Conduct of Business........................................................  9
             (g)             Undisclosed Liabilities....................................................  9
             (h)             Inventory..................................................................  9
             (i)             [Intentionally omitted].................................................... 10
             (j)             Compliance With Law........................................................ 10
             (k)             Governmental Consents...................................................... 10
             (l)             Intellectual Property Rights............................................... 11
             (m)             Restrictive Documents or Orders............................................ 12
             (n)             Contracts, Commitments and Intracompany Arrangements....................... 12
             (o)             Assets..................................................................... 13
             (p)             Title to the Property...................................................... 13
             (q)             Litigation................................................................. 13
             (r)             No Conflict or Default..................................................... 14
             (s)             Consents................................................................... 14
             (t)             Labor Relations............................................................ 14
             (u)             Pension, Profit Sharing, etc............................................... 15
             (v)             Brokers' and Finders' Fees/Contractual Limitations......................... 15
             (w)             Interested Party Relationships............................................. 16
             (x)             Certain Payments........................................................... 16
             (y)             Products Liability......................................................... 16
             (z)             Product Warranties......................................................... 16
             (aa)            Returns.................................................................... 16
             (ab)            Customers.................................................................. 16


                                       i.

             (ac)            Suppliers.................................................................. 17
             (ad)            Books and Records.......................................................... 17
             (ae)            Complete Disclosure........................................................ 17
             (af)            Proprietary Agreements..................................................... 17
             (ag)            Absence of Governmental or Other Objection................................. 18
             (ah)            Insurance.................................................................. 18
             (ai)            Environmental Matters...................................................... 18
             (aj)            Backlog.................................................................... 19
             (ak)            Accounts Receivable........................................................ 19
             (al)            Exports to Certain Countries............................................... 19
             (am)            Foreign Corrupt Practices Act.............................................. 19
     Section 4.2             Representations and Warranties of Purchaser................................ 20
             (a)             Organization............................................................... 20
             (b)             Authorization of Purchaser................................................. 20
             (c)             No Conflict or Default..................................................... 21
             (d)             Consents................................................................... 21

ARTICLE V  COVENANTS.................................................................................... 21
     Section 5.1             Covenants Against Disclosure............................................... 21
     Section 5.2             Reciprocal Immunity Licenses............................................... 22
     Section 5.3             Non-Competition............................................................ 23
     Section 5.4             Maintenance of Business.................................................... 24
     Section 5.5             Access to Information...................................................... 24
     Section 5.6             Other Discussions.......................................................... 25
     Section 5.7             Employment Arrangements.................................................... 25
     Section 5.8             Certain Health Benefits; COBRA............................................. 25
     Section 5.9             Employee Benefit Plans of Seller........................................... 25
     Section 5.10            Allocation of Purchase Price............................................... 26
     Section 5.11            Shared Use Agreement....................................................... 26

ARTICLE VI  CLOSING..................................................................................... 26
     Section 6.1             Time of Closing............................................................ 26
     Section 6.2             Deliveries by Seller....................................................... 26
     Section 6.2A            Deliveries by Seller at AR Closing......................................... 27
     Section 6.3             Deliveries by Purchaser.................................................... 27
     Section 6.3A            Deliveries by Purchaser at AR Closing...................................... 27
     Section 6.4             Further Assurances......................................................... 27

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS........................................................ 28
     Section 7.1             Conditions to Obligations of Purchaser..................................... 28
             (a)             Representations and Warranties............................................. 28
             (b)             Performance of Agreement................................................... 28
             (c)             No Material Adverse Change................................................. 28
             (d)             Absence of Governmental or Other Objection................................. 28
             (e)             Hart-Scott-Rodino.......................................................... 29
             (f)             Evidence of Title.......................................................... 29



                                      ii.

             (g)             Certificate of President and Chief Financial Officer....................... 29
             (h)             Licenses................................................................... 29
             (i)             Third Party Consents....................................................... 29
             (j)             Employment Offer Letters................................................... 29
     Section 7.2             Conditions to Obligations of Seller........................................ 29
             (a)             Performance of Agreement................................................... 29
             (b)             Representations and Warranties............................................. 30
             (c)             Absence of Governmental or Other Objection................................. 30
             (d)             Third Party Consents....................................................... 30
             (e)             Certificate of President and Chief Financial Officer....................... 30
             (f)             Hart-Scott-Rodino.......................................................... 30
     Section 7.3             Conditions to Obligations of Purchaser at AR Closing....................... 30
             (a)             AR Bill of Sale............................................................ 30
     Section 7.4             Conditions to Obligations of Seller at AR Closing.......................... 30
             (a)             The Note................................................................... 30

ARTICLE VIII  INDEMNIFICATION........................................................................... 31
     Section 8.1             Survival of Representations, Warranties, Covenants and Agreements.......... 31
     Section 8.2             Indemnification............................................................ 31
     Section 8.3             Procedure for Indemnification with Respect to Third-Party
                             Claims..................................................................... 33
     Section 8.4             Procedure For Indemnification with Respect to Non-Third Party
                             Claims..................................................................... 34
     Section 8.5             Limitations on Indemnification............................................. 35
     Section 8.6             Specified and Current Product Intellectual Property........................ 35
     Section 8.7             Defense of Covered Claims for the Specified and
                             Current Product Intellectual Property Damages.............................. 36
     Section 8.8             Limitation on Purchaser Covenants.......................................... 36
     Section 8.9             Accounts Receivable Collection............................................. 37

ARTICLE IX  TERMINATION................................................................................. 37
     Section 9.1             Termination................................................................ 37
     Section 9.2             Authorization.............................................................. 38
     Section 9.3             Survival................................................................... 38

ARTICLE X  MISCELLANEOUS PROVISIONS..................................................................... 38
     Section 10.1            Notice..................................................................... 38
     Section 10.2            Entire Agreement........................................................... 39
     Section 10.3            Binding Effect; Assignment................................................. 39
     Section 10.4            Expenses of Transaction; Taxes............................................. 40
     Section 10.5            Waiver; Consent............................................................ 40
     Section 10.6            Third-Party Beneficiaries.................................................. 40
     Section 10.7            Counterparts............................................................... 40
     Section 10.8            Severability............................................................... 40
     Section 10.9            Remedies of Purchaser...................................................... 40



                                      iii.

     Section 10.10  Governing Law......................................................................  41
     Section 10.11  Arbitration; Attorneys' Fees.......................................................  41
     Section 10.12  Cooperation and Records Retention..................................................  41

Exhibits
 3.2       Unsecured Subordinated Promissory Note
 5.11      Shared Use Agreement
 6.2(a)    Bill of Sale for the Assets
 6.2A(a)   AR Bill of Sale
 6.2(b)    Opinion of Morrison & Foerster LLP, counsel to Seller
 6.2(e)    Form of Assignment of Contracts that are Assets
 6.3(d)    Form of Offer Letter for Employees
 6.3(e)    Instrument of Assumption of the Contracts that are Assumed Liabilities


Schedules
 1.1(a)    List of Related Property
 1.1(b)    List of Inventory
 1.1(c)    List of Contracts
 1.1(d)    List of Governmental Permits
 1.1(e)    List of Intellectual Property Rights
 1.1(f)    List of Accounts Receivable
 1.1(j)    List of Leasehold Interests
 1.2       List of Excluded Assets
 2.1       List of Assumed Liabilities
 4.1       Disclosure Letter
 4.1(c)    Financial Information
 4.1(t)    List of Employees of the Business
 4.1(ab)   List of Customers
 4.1(ac)   List of Suppliers
 4.1(ah)   List of Insurance Policies
 4.1(ai)   List of Environmental Matters
 4.1(aj)   Backlog of Orders


                                      iv.

                           ASSET PURCHASE AGREEMENT
                           ------------------------


          THIS AGREEMENT is dated as of March 13, 1998 by and between P-Com, Inc., a Delaware corporation ("Purchaser") and Cylink Corporation, a California corporation ("Seller").

          WHEREAS, Seller is engaged in, among other things, the business of developing, manufacturing, distributing, selling and servicing radio systems or sub-systems or components thereof used for or in or to be used for or in wireless transmission of voice, video and data communications (the "Business"), which Business, known as the Wireless Communications Group, is located primarily at 910 Hermosa Court, Sunnyvale, California 94086 (the "Business Premises");

          WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser, the assets, properties, and rights of Seller relating to the Business, upon the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          Section 1.1  Description of Assets to be Acquired.  Upon the terms and
          -----------  ------------------------------------
subject to the conditions set forth in this Agreement, at the Time of Closing or AR Time of Closing, as applicable (as defined in Section 6.1), and subject to
Section 1.2 below, Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title, and interest of Seller at the Time of Closing or AR Time of Closing, as applicable, in and to the assets, personal properties, and rights of the Business of every kind, nature, and description, personal, tangible, and intangible, known or unknown, wherever located, that, at the Time of Closing or AR Time of Closing, as applicable, are used in the Business, including, without limitation, the following:

          (a) Machinery, equipment, computer hardware, peripherals, software, quality assurance equipment and furniture and fixtures (the "Related Property"), including those listed on Schedule 1.1(a) hereto;

          (b) Inventory of the Business owned by Seller (whether located on the Business Premises, in transit to or from such premises, in other storage or warehouse facilities, or otherwise), including, without limitation, finished goods and components, including those listed on Schedule 1.1(b) hereto (the "Inventory");

          (c) All rights under all agreements, commitments, contracts, contract rights, licenses, purchase and sale orders, proprietary information and inventions agreements, nondisclosure agreements, confidentiality agreements, quotations, and other executory commitments (collectively, the "Contracts"), including, without limitation, those listed on Schedule 1.1(c) hereto;

          (d) All franchises, licenses, permits, consents, authorizations, and approvals of any foreign, federal, state or local regulatory, administrative or governmental agency or body, including those listed on Schedule 1.1(d);

          (e) All rights to, all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material Primarily Used in the Business or Exclusively Used in the Business, including, without limitation, those developed for sale with respect to the Memorandum of Understanding dated June 29, 1992 for the Hylink joint venture and those listed on Schedule 1.1(e) hereto (collectively, the "Intellectual Property Rights");

          (f) All accounts receivable of Seller, including, without limitation, those listed on Schedule 1.1(f) (collectively, the "Accounts Receivable");

          (g) All rights under express or implied warranties from suppliers and vendors to Seller;

          (h) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description;

          (i) All goodwill of the Business (the "Goodwill"); and

          (j) All leasehold interests of Seller, solely as listed on Schedule 1.1(j).

          The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 (excluding the Excluded Assets as defined below) are sometimes hereinafter collectively referred to as the "Assets." As used in this Agreement, the term "Primarily Used in the Business" with respect to any asset, personal property or right shall mean (i) the use or accrual of such item primarily relates to or primarily derives from the Business, or (ii) such item is reasonably necessary for the current or future operation of the Business as indicated at the date hereof or as indicated prior to the Time of Closing; the term "Exclusively Used in the Business" with respect to any asset, personal property or right shall mean (i) such item is solely used or accrues solely from or relates solely to the operation of the Business and not from any other operations or activities of Seller, or (ii) such item is essential for the operation of the Business on the same basis, in all material respects, as indicated at the date hereof or as indicated prior to the Time of Closing.


                                      2.

          Section 1.2  Excluded Assets.  Notwithstanding Section 1.1, Seller
          -----------  ---------------
shall not sell, and Purchaser shall not acquire, any interest in, any of the following (collectively, the "Excluded Assets"):

          (a) Cash.  Any cash, cash deposits, other cash equivalents, cash
              ----
refunds, insurance policies or rights thereunder, security bonds or deposits or bank accounts.

          (b) Other Intellectual Property.  Subject to Section 5.2 below, any
              ---------------------------
patents, patent applications, trademarks, trademark applications, software or other intellectual property of Seller or any of its Subsidiaries that are not Intellectual Property Rights ("Retained Intellectual Property Rights").

          (c) Other Real Property.  Real property or real property interests
              -------------------
other than as provided in Section 1.1(j) above.

          (d) Tax Refunds.  Any refund of the following: any federal, state,
              -----------
local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under IRC Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, documentary, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever (collectively, "Taxes"), or any claim for a refund of Taxes for periods before the Closing. Notwithstanding the foregoing, or anything else to the contrary set forth in this Agreement, neither Purchaser nor Seller shall have any obligation to apply for, pursue or otherwise seek to obtain any refund for Taxes for periods prior to or after the Closing.

          (e) Other Contracts.  Except as otherwise provided herein, any
              ---------------
contracts, patent agreements, technology agreements, software agreements or other intellectual property license agreements, assignment agreements, purchase contracts, purchase orders, sales contracts, sales orders, right to discounts, maintenance agreements, sales representative agreements, service agreements, distribution agreements, joint development agreements or agreements for leased equipment, that are not included within the Contracts and that are not used in the Business.

          (f) Subsidiaries.  Any capital stock in any of Seller's Subsidiaries,
              ------------
and any contracts between Seller and its Subsidiaries. Such assets shall remain the property of Seller, and Purchaser shall have no liability or other responsibility with respect thereto.

          (g) Other Assets.  Those additional assets of Seller that are
              ------------
specifically listed in Schedule 1.2, including without limitation the name "Cylink."

          Purchaser and Seller acknowledge and agree that the Schedules prepared for purposes of Section 1.1 and this Section 1.2 were prepared as of the dates indicated and that such Schedules shall change in the ordinary course of operation of the Business between the

                                      3.

date of such Schedules (which is the date of this Agreement) and the Time of Closing or AR Time of Closing, as applicable.

     Section 1.3  No Assignment in Certain Circumstances.
     -----------  --------------------------------------

          Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, contract, lease, license, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if such a transfer or an attempt to make such a transfer without the authorization, approval, consent or waiver (collectively, "Approval") of a third party would constitute a breach or violation thereof, or affect adversely the rights of Purchaser, Purchaser's subsidiaries, Seller or Seller's subsidiaries thereunder, or constitute a Material Adverse Effect (as defined in Section 4.1 below); and any such transfer to Purchaser that requires the Approval of a third party shall be made subject only to such Approval being obtained. Seller shall use its commercially reasonable efforts to obtain any such Approval prior to the Time of Closing or AR Time of Closing, as applicable, and Purchaser shall reasonably cooperate, at Seller's cost, in connection therewith. In the event that any such Approval is not obtained on or prior to the Time of Closing or AR Time of Closing, as applicable, Seller shall, for a period of six (6) months thereafter, continue to use its commercially reasonable efforts to obtain any such Approval and cooperate with Purchaser in any reasonable and lawful arrangement to provide that Purchaser shall receive all of Seller's right, title and interest in any Asset with respect to which such Approval is required, including, without limitation, performance by Seller or such subsidiary of Seller, as agent; provided, however, that, in connection with the foregoing, Seller shall not be obligated to commence or prosecute any proceeding of any nature before any governmental entity or pay any amount to any third party other than at the sole expense of Purchaser; provided further, however, that any and all consent and assignment costs or charges expressly set forth in the Contracts, including, without limitation, payments stated to be due in connection with the sale, transfer, or other disposition of the Business by Seller, shall be paid by Seller. Notwithstanding Sections 7.1(h) and 7.1(i) hereof, no such Approval shall be a condition to Closing.

                                  ARTICLE II
                                  ----------

                                  LIABILITIES
                                  -----------

          Section 2.1  Liabilities Not Assumed.  Except as expressly set forth
          -----------  -----------------------
in writing on Schedule 2.1 attached hereto (the "Assumed Liabilities"), Purchaser shall not assume nor shall Purchaser nor any affiliate of Purchaser be deemed to have assumed or guaranteed, any liabilities, litigation, disputes, debts, payables (including, without limitation, payables as of the Time of Closing to suppliers of goods that have been sold by Seller prior to the Time of Closing), obligations, counterclaims, rights of set-off or commitments, whether such liabilities are contingent or otherwise or direct or indirect, of Seller in existence on or prior to the Time of Closing or otherwise or based on any events, facts, or circumstances in existence prior to or in connection with the sale of the Assets or the Business or in connection with or arising from any activities of Seller or any services provided by or goods or assets sold by or

                                      4.

products delivered to or by Seller or based on any obligations under the Contracts that arise prior to, on or after the Time of Closing to the extent that the obligation is imposed, accrued, asserted or incurred as a result of acts or omissions of Seller, or third parties whether or not acting on behalf of, or performing any function at the request of Seller, prior to or on the Closing (collectively, the "Liabilities"). Purchaser covenants and agrees with Seller that Purchaser shall be solely responsible for payment of the Assumed Liabilities effective as of the Closing. Seller covenants and agrees with Purchaser that Seller shall be solely responsible for the payment of all Liabilities (except the Assumed Liabilities).

                                  ARTICLE III
                                  -----------

                                PURCHASE PRICE
                                --------------

          Section 3.1  Consideration.  Upon the terms and subject to the
          -----------  -------------
conditions contained in this Agreement, in consideration for the Assets and in full payment therefore and the assumption of the Assumed Liabilities, Purchaser will pay, or cause to be paid, the purchase price set forth in Section 3.2.

          Section 3.2  Purchase Price.  Subject to the terms and conditions of
          -----------  --------------
this Agreement (including, without limitation, adjustment pursuant to Section
3.3 below), as consideration for the Business and the Assets: (a) Purchaser shall pay to Seller Sixty-Two Million Dollars ($62,000,000) (the "Purchase Price"); and (b) Purchaser shall assume the Assumed Liabilities. The Purchase Price shall be paid as follows:

          (i) Forty-Seven Million Dollars ($47,000,000) shall be paid in cash as of the Time of Closing (as defined in Section 6.1); and

          (ii) Fifteen Million Dollars ($15,000,000) shall be evidenced by an unsecured promissory note in the form attached hereto as Exhibit 3.2.

          Section 3.3  Purchase Price Adjustment.
          -----------  -------------------------

                (a) As used in this Section 3.3, the "Net Asset Amount" of the Business of the Seller shall mean: Inventory plus Accounts Receivable (less allowance for doubtful accounts) plus Related Property minus all Assumed Liabilities.

                (b) The Purchase Price shall be adjusted downward only on a dollar-for-dollar basis to reflect any difference between the Net Asset Amount reflected on the unaudited balance sheet of the Business as of December 31, 1997, attached hereto as part of Schedule 4.1(c) (the "Reference Balance Sheet") and the Net Asset Amount reflected on the unaudited balance sheet of the Business as at the close of business on the date of the Closing (provided, however, that the Accounts Receivable shall be measured as of the AR Closing), which shall be prepared by Seller and its accountants from the books and records of the Business in accordance with this Agreement and generally accepted accounting principles ("GAAP") and applied on a basis consistent with the Reference Balance Sheet (the "Closing Date Balance Sheet") (provided that no reduction in the value of the Related Property for the

                                      5.

purpose of the Closing Date Balance Sheet shall be made for ordinary depreciation calculated in accordance with GAAP and past practice, consistently applied, that would otherwise accrue between December 31, 1997 and the Time of Closing). In furtherance thereof, Purchaser shall cooperate with Seller and its accountants, and shall provide such persons full access to the books, records, work papers, information, facilities and employees of Purchaser relating to the Business as conducted by Purchaser from and after the Time of Closing. Seller shall deliver the Closing Date Balance Sheet to Purchaser within twenty (20) days following the Closing. Purchaser shall have sixty (60) days from receipt of the Closing Date Balance Sheet in which to notify Seller in detail of any specific objections thereto, during which period Seller shall provide Purchaser and its accountants with reasonable access to Seller's and Seller's accountants' working papers used in preparing the Reference Balance Sheet and the Closing Date Balance Sheet. If such notice is given and the parties are unable to resolve their disagreements within ten (10) days following Seller's receipt of such notice, the matter in dispute shall be resolved by arbitration as provided in Section 10.11 hereof. Resolution of such dispute by agreement of the parties hereto or by arbitration shall be final, conclusive and binding on the parties. If applicable, the Purchase Price shall be adjusted downward based upon such final resolution (the "Final Adjustment"). Within ten (10) business days following the date of such final resolution, Seller, if applicable, shall remit in cash the amount of the difference by which the Net Asset Amount reflected in the Closing Date Balance Sheet is less than the Net Asset Amount as reflected in the Reference Balance Sheet.

                                  ARTICLE IV
                                  ----------

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          Section 4.1  Representations and Warranties of Seller.  Except as set
          -----------  ----------------------------------------
forth in a letter (Schedule 4.1) specifically referring to this Section 4.1 of this Agreement (the "Disclosure Letter") delivered by Seller to Purchaser and Brobeck, Phleger & Harrison LLP, counsel to Purchaser and as updated by Seller prior to the Time of Closing (based upon, if necessary, an updated Disclosure Letter and Schedules in a form reasonably satisfactory to Purchaser) (which Disclosure Letter contents themselves shall be deemed representations and warranties of the Seller), Seller hereby represents and warrants to Purchaser that:

          (a) Organization of Seller.  Seller is a corporation duly organized
              ----------------------
and validly existing under the laws of the state of California and has all requisite power and authority to own and operate the Business in the places where the Business is now conducted and to directly own, lease, and operate the Assets. Seller is duly qualified or licensed to do business as a corporation and is in good standing in the state of California, and is not required to be qualified in any other jurisdiction in which the nature of its business or location of its properties requires such qualification or licensing and where the failure to be so qualified would have a Material Adverse Effect on the Business. There are no Subsidiaries, joint ventures, or other arrangements that conduct any aspect of the Business or that are used in or for the Business. "Material Adverse Effect," when used as a defined term in connection with the Business, means any effect that is or could be deemed materially adverse to the business, condition, results of operations, properties or assets of the Business (excluding the Excluded Assets) as a whole; provided, however, that (i) any materially adverse effect that directly

                                      6.

results from general worldwide business, economic or industry conditions shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or could be, a "Material Adverse Effect" on the Business, and (ii) any materially adverse effect that directly results from the taking of any action explicitly set forth in this Agreement or the announcement or pendency of the transactions contemplated by this Agreement shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or could be, a "Material Adverse Effect" on the Business (excluding the Excluded Assets). For purposes of this Agreement, the term "Subsidiary" as to a party hereto shall mean any corporation or other business entity that is controlled, directly or indirectly, by such party by the ownership of fifty percent (50%) or more of the outstanding voting stock (or other voting equity interests) of the controlled corporation or other business entity.

          (b) Authorization of Seller.  Seller has full power and authority to
              -----------------------
enter into this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.2 hereunder (the "Closing Documents"). Seller has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement and the Closing Documents. This Agreement constitutes valid and binding obligations of Seller, enforceable in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally; and (ii) general principles of equity.

          (c) Financial Information.  Attached hereto as Schedule 4.1(c) is a
              ---------------------
complete and accurate copy of Seller's (i) unaudited balance sheets of the Business as of December 31, 1997 and December 31, 1996, (ii) unaudited statements of operations of the Business for its fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 and unaudited quarterly statements of operations for the eight consecutive quarters in fiscal years 1996 and 1997,
(iii) unaudited statements of cash flows for the fiscal year ended December 31, 1997, and (iv) Business product sales and the average selling prices per product breakdown for the eight quarters in fiscal years 1996 and 1997 and for the full fiscal years 1996 and 1997 (which, collectively with the Closing Date Balance Sheet referred to in Section 3.3(b) hereof, shall be referred to herein for all purposes as, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied; the Financial Statements fairly and accurately present the Assets and financial position, product sales and average selling prices of the Business of Seller as and at the dates thereof and Seller's results of operations for the Business and cash flows for the Business for the periods then ended, except for year-end adjustments which in the aggregate have not been material to the condition or results of operations of the Business and for the absence of notes thereto. The projections of Seller as they relate to the Business and as provided to Purchaser were prepared in good faith and are based on reasonable assumptions. All of Seller's general ledgers, books and records are located at Seller's Business Premises.

           (d) [Intentionally omitted].


                                      7.

          (e) Absence of Certain Changes and Events.  Except as contemplated
              -------------------------------------
herein, since December 31, 1997, there has not been with respect to the
Business:

              (i) Any change resulting or that could result in a Material Adverse Effect on the financial condition, results of operation, assets, liabilities, business, or prospects of the Business or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in a Material Adverse Effect on the Business;

              (ii) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a Material Adverse Effect on the Business or the Assets or any such event which reasonably could be expected to have such an effect on the Business or the Assets;

              (iii) Any material transaction relating to the Business (other than the transactions contemplated herein) which was entered into or carried out by Seller other than in the ordinary and usual course of business;

              (iv) Any change made by Seller in its method of operating the Business or its accounting practices relating thereto;

              (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the Assets or impair the operations conducted thereon or any discharge or satisfaction thereof;

              (vi) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

              (vii) Any material modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument to which Seller is a party and relating to or affecting the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

              (viii) Any labor disputes or disturbances that have had or could reasonably be expected to have a Material Adverse Effect on the Business, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;


                                      8.

              (ix) Any notice (written or unwritten) from any employee of Seller who provides any services to the Business that such employee has terminated, or intends to terminate, such employee's employment with Seller where such termination would or could have a Material Adverse Effect on the Business;

              (x) Any notice (written or unwritten) from any suppliers of goods and services to the Business (the "Suppliers") that any such Supplier will not continue to supply the current level and type of goods currently being provided by such Supplier to Seller on similar terms and conditions;

              (xi) Any adverse relationships or conditions with vendors or customers that may have a Material Adverse Effect on the Business or the Assets;

              (xii) Any waivers of any rights relating to the Business of substantial value by Seller;

              (xiii) Any other event or condition of any character which would or could have a Material Adverse Affect, or may reasonably be expected to have such an Effect, on the Assets or the results of operations, prospects or financial condition of Seller; or

              (xiv) Any purchase or lease of or any agreements to purchase or lease capital assets relating to the Business by Seller in excess of $50,000 individually, or in excess of $150,000 in the aggregate.

          (f) Conduct of Business.  At all times since December 31, 1997, except
              -------------------
as contemplated by this Agreement, Seller has conducted the Business in the ordinary course thereof and used reasonable commercial efforts to preserve intact the organization of the Business and the good will of its customers, suppliers, and others having business relations with Seller.

          (g) Undisclosed Liabilities.  There are no debts, liabilities, or
              -----------------------
obligations with respect to Seller to which the Assets or Business are subject, other than warranty obligations, whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not identified in the Disclosure Letter or in the Financial Statements.

          (h) Inventory.  Schedule 1.1(b) lists all inventory owned by Seller
              ---------
relating to the Business as of December 31, 1997, and as updated as of the most recent practicable date prior to the Closing, including goods supplied to Seller by Suppliers, goods on consignment, and all other goods customarily sold by Seller in connection with the Business (whether located on the Business Premises, in transit to or from such Business Premises, in other storage facilities, or otherwise) (collectively, the "Inventory"), and identifies whether such Inventory is owned by Seller or held on consignment. The Inventories are valued at standard cost (determined approximately on a first-in first-out basis) or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality in accordance with GAAP consistently applied. Except as disclosed in Schedule 1.1(b), Seller holds no Inventories manufactured to customer specifications

                                      9.

effectively rendering the Inventories saleable only to that customer. Seller has continued to replenish the Inventory in a normal and customary manner consistent with past practices.

          (i) [Intentionally omitted].
              -----------------------

          (j) Compliance With Law.  Schedule 1.1(d) sets forth all of Seller's
              -------------------
franchises, licenses, permits, use permits, consents, authorizations, and approvals of any foreign, federal, state or local regulatory, administrative, or other governmental or zoning agency or body (collectively referred to herein as "Governmental Permits"). Seller has complied and is in compliance with all applicable foreign, federal, state and, to the best of Seller's knowledge, local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative or zoning decisions. Seller has been granted all material licenses, permits (temporary and otherwise), authorizations, and approvals from foreign, federal, state and local government regulatory or zoning bodies necessary to carry on the Business and maintain the Assets, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations, and approvals shall be transferred to Purchaser as of the Time of Closing, and shall be valid and in full force and effect to the same extent as if Seller were continuing operation of the Business, except where approvals are required and not obtained do and will not have a Material Adverse Effect on the Business. To Seller's knowledge, there is no order issued, investigation, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to Seller. Seller has valid use permits for its Business. For purposes of this Agreement, any reference to the "knowledge" of the Seller shall mean the best actual or constructive knowledge after reasonable inquiry, of any of the current officers of the Seller and its Subsidiaries, employee members of the Board of Directors of the Seller and its Subsidiaries and persons who work in the Business who report to such officers and employee members of the Board of Directors of the Seller and its Subsidiaries. Without limitation of the foregoing, the Company shall be deemed to have constructive knowledge of any written correspondence and communication (including, without limitation, e-mails) provided or made available to Steven Goldberg.

          (k) Governmental Consents.  No consent, approval, order, or
              ---------------------
authorization of, or registration, qualification, designation, declaration, or filing with any foreign, federal, state or local governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder except for filings required to be made by each of Purchaser and Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder (the "HSR Act").

          (l) Intellectual Property Rights.
              ----------------------------

              (i) Seller owns, or is licensed or otherwise entitled to exercise, without restriction, all Intellectual Property Rights without any conflict or infringement of the rights of others. All of such Intellectual Property Rights are set forth in Schedule 1.1(e).


                                      10.

              (ii) Schedule 1.1(e) also lists with respect to the Business (i) all patents and all registered copyrights, trade dress, trade names, trademarks, service marks and other company, product or service identifiers and mask work rights included in the Intellectual Property Rights, and specifies the jurisdictions in which each such Intellectual Property Right has been registered, including the respective registration numbers; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other person is authorized to use any Intellectual Property Right (other than licenses entered into in the ordinary course of business); and
(iii) all parties to whom Seller has delivered copies of Seller source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all such licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by Seller to Purchaser.

              (iii) Seller is not, or as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in Schedule 1.1(e).

              (iv) Seller is the absolute owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights and has rights to the use, sale, license or disposal thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used. To Seller's knowledge, Seller has taken all commercially reasonable actions and made all applications and filings pursuant to applicable laws reasonably necessary to perfect or protect its interests in such Intellectual Property Rights.

              (v) No claims with respect to the Intellectual Property Rights have been asserted or, to the knowledge of Seller, are threatened by any person, and Seller has no knowledge of any claims (i) to the effect that the manufacture, marketing, license, sale or use of any product as now used or offered or as now proposed for use or sale by Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

              (vi) To the Seller's knowledge, all patents and registered trademarks, service marks and registered copyrights held by Seller are valid and subsisting.

              (vii) To the Seller's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of Seller; Seller has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and to the Seller's

                                      11.

knowledge, Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

              (viii) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

          (m) Restrictive Documents or Orders.  Seller is not a party to or
              -------------------------------
bound under any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which would or could have a Material Adverse Effect, or reasonably could be expected to have such a Material Adverse Effect on (i) the continued operation by Purchaser of the Business after the Time of Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

          (n) Contracts, Commitments and Intracompany Arrangements.
              ----------------------------------------------------

              (i) There is set forth on Schedule 1.1(c) a list of all outstanding Contracts, whether or not in writing, to which Seller is a party, to which any of the Assets are subject or that relate to any aspect of the Business.

              (ii) Seller has performed all of its material obligations under the terms of each Contract to be performed before or on the date hereof, and is not in default thereunder. To Seller's knowledge, no event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. Each such Contract is valid and binding on all parties thereto and in full force and effect. Seller has not received any written or unwritten notice of default, cancellation, or termination in connection with any such Contract. Seller has paid, or will pay, all debts and performed all obligations due on or before the Time of Closing under the terms of all Contracts which form part of the Assumed Liabilities.

              (iii) There has not been any notice (written or unwritten) from any of Seller's Suppliers that any such Supplier will not continue to supply the current level and type of goods currently being provided by such Supplier to Seller on the same terms and conditions.

              (iv) Schedule 1.1(c) also lists all sole or limited source supply agreements relating to the Assets or the Business and all agreements (written or unwritten) that contain discounts, upgrade rights and stock rotation rights.


                                      12.

              (v) Also set forth on Schedule 1.1(c) are all agreements of Seller or any of Seller's affiliates that involve the supply of goods and services to or from the Business and all agreements (written or unwritten) with Hylink.

          (o) Assets.  The Assets, including all of the intellectual property
              ------
rights included in or used in or for the development of the Products and Business and all know-how and trade secrets relating thereto, and the license rights to the Retained Intellectual Property Rights provided in Section 5.2(a) hereof, consist of all the assets necessary to operate the Business in the same manner as the Business was operated by Seller immediately prior to the Time of Closing, and no director, officer or five percent or greater shareholder of Seller, nor any family member or entity affiliated with any such person, owns, or has any interest in, any Asset. All such tangible Assets are located on the Business Premises, or in the sales offices or other facilities of the Seller listed in Schedule 1.1(j).

           (p) Title to the Property.
               ---------------------

                (A) Seller has good and marketable title to the Assets, including all property listed on Schedule 1.1(a), free and clear of all liens. Seller has a valid leasehold interests in all leased properties, free and clear of all liens, listed on Schedule 1.1(j) as leased by Seller, other than liens arising with respect to Taxes not yet due and payable and such minimum liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or in the aggregate, and which do not detract from the value of the Assets or impair the operations conducted thereon prior to any discharge or satisfaction.

                (B) By virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to all of the Assets, free and clear of all liens, and a valid leasehold interest in the real property described in its lease agreement, free and clear of all liens.

          (q) Litigation.  Neither Seller, nor any of Seller's officers or
              ----------
directors is engaged in, or has received any threat of, any litigation, arbitration, investigation, claim or other proceeding relating directly or indirectly to the Intellectual Property Rights, the Business, the Assets, or licenses, permits, or goodwill of the Business, or against or affecting the actions taken or contemplated in connection therewith, nor, to Seller's knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding, or investigation pending or threatened against Seller, or the officers or directors of Seller, that questions the validity of this Agreement or the right of Seller to enter into this Agreement or the Closing Documents or to consummate the transactions contemplated hereby or thereby, or which would or could have a Material Adverse Effect on the Assets or the Business. There is no action, suit, proceeding, or investigation by Seller currently pending or which any of them currently intends to initiate relating to the Business or the Assets. Neither Seller nor any of Seller's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a Material Adverse Effect on the Business or the Assets.


                                      13.

          (r) No Conflict or Default.  Neither the execution and delivery of
              ----------------------
this Agreement, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation, writ, order, decree, or ordinance of any governmental or administrative authority, or conflict with or result in the material breach of any term, condition, or provision of Seller's Articles of Incorporation or Bylaws, as presently in effect, or of any Contract to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

          (s) Consents.  No consent, approval or authorization of Seller's Board
              --------
of Directors (or any committee thereof), shareholders or of any third party (other than Purchaser and parties related to Purchaser, such as lenders, stockholders, shareholders and similar persons) is required in connection with Seller's consummation of the transactions contemplated hereunder that has not been obtained or waived in writing by the Time of Closing.

          (t) Labor Relations.
              ---------------

                a. To the best of Seller's knowledge, with respect to the Business, Seller has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

                b. There are no labor controversies pending or threatened between Seller and any of the employees of the Business (the "Employees") or any labor union or other collective bargaining unit representing any of the Employees.

                c. Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the Employees.

                d. There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between Seller and any of the Employees and any employment agreements implied by law.

                e. Attached hereto as Schedule 4.1(t) is a list of all employees of the Business.

                f. All payments due from the Seller on account of employee health and welfare insurance have been paid.


                                      14.

                g. All severance and vacation and similar payments by the Seller which are, were or will be due under the terms of any agreement or otherwise have been paid in full by Seller or will be paid in full as of the Time of Closing.

          (u) Pension, Profit Sharing, etc.
              -----------------------------

              (i)  Employee Plan Compliance. With respect to all employee
                   ------------------------
pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Seller, (i) the Seller has performed in all material respects all obligations required to be performed by it under each such plan, and each such plan has been established and maintained and has been in operational compliance in all materials respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) there are no actions, suits or claims pending, or, to the best of the Seller's knowledge, threatened or anticipated (other than routine claims for benefits) against any such plan or against the assets of any such plan; (iii) there are no inquiries or proceedings pending or, to the best of the Seller's knowledge, threatened by the Internal Revenue Service or Department Of Labor with respect to any such plan; and (iv) any such plan has received a favorable determination letter from the Internal Revenue Service (which has been provided to Purchaser). For purposes of making distributions to employees of the Business who continue employment with the Purchaser, the disposition of the Business by Seller constitutes a sale of substantially all of the assets (within the meaning of Internal Revenue Code Section 409(d)(2)) used by the Seller in a trade or business of the Seller as defined in Internal Revenue Code Section 401(k)(10) and the regulations thereunder.

              (ii) Pension Plans.  The Seller does not currently maintain,
                   -------------
sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code.

              (iii) Multiemployer Plans.  At no time has the Seller
                    -------------------
contributed to or been requested to contribute to any pension plan which is a multiemployer plan, as defined in Section 3(37) of ERISA.

          (v) Brokers' and Finders' Fees/Contractual Limitations.  Seller is not
              --------------------------------------------------
obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby, except for the fees of Hambrecht & Quist, LLP. Neither Seller nor any officer, director, employee, shareholder, agent, or representative of Seller (collectively "Agent/Representatives") are or have been subject to any agreement, letter of intent, or under standing of any kind which prohibits, limits, or restricts Seller or its Agent/Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby.

          (w) Interested Party Relationships.  Neither Seller nor, to Seller's
              ------------------------------
knowledge, any director or officer of Seller (nor any family member of a director or officer


                                      15.

of Seller or any corporation, partnership, or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with Seller) have any material financial interest, direct or indirect, in any material supplier or customer, any party to any contract which is material to the Business, or any competitor with the Business.

          (x) Certain Payments.  In connection with the Business, Seller has
              ----------------
not, and no person directly or indirectly on behalf of Seller has, made or received any payment that was not legal to make or receive which payments have or could be expected to have a Material Adverse Effect on the Business.

          (y) Products Liability.  There are no material claims received by
              ------------------
Seller against Seller, fixed or contingent, asserting (a) any damage, loss or injury caused by any Product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product or Asset other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business, except for those claims that, if adversely determined against Seller, would not have a Material Adverse Effect on the Business, results of operations, financial condition or prospects of the Business. As used herein, "Product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by Seller in connection with the Business.

          (z) Product Warranties.  Seller has attached to the Disclosure Letter
              ------------------
copies of all of its warranty policies and all outstanding warranties or guarantees relating to any of Seller's Products, if any, other than warranties or guarantees implied by law. All warranty obligations of the Seller with respect to the Business have been reserved for in accordance with GAAP. Notwithstanding any representation or warranty set forth in Section 4.1 of this Agreement to the contrary, other than the representations and warranties included in this paragraph 4.1(z), Seller makes no representation or warranty regarding its product warranty obligations.

          (aa) Returns.  There are no agreements or arrangements, written or
               -------
oral, that expressly entitle any business partner of Seller to return Products sold, delivered or shipped by Seller to such business partner or any of its successors.

          (ab) Customers.  Except as indicated on Schedule 4.1(ab) attached
               ---------
hereto, no single customer of the Business accounted for more than 5% of the net sales of the Business during the twelve-month period ended December 31, 1997. Seller has attached to the Disclosure Letter complete and accurate copies or descriptions of all current agreements (written or unwritten) with such customers. Seller is not aware of any event, happening, or fact which would lead it or him to believe that any of such customers will not continue their current level of purchases after the Time of Closing.

          (ac) Suppliers.  Schedule 4.1(ac) hereto lists all Suppliers of goods
               ---------
or services to Seller during the prior twelve (12) month period and the value of goods supplied to Seller. Seller is not aware of any event, happening, or fact which would lead it to believe that any of such Suppliers will not continue to supply the current level and type of goods currently being provided to Seller on similar terms and conditions.


                                      16.

          (ad) Books and Records.  The books and records of Seller related to
               -----------------
the Business to which Purchaser and its accountants and attorneys have been given access are the true books and records of Seller related to the Business and truly and fairly reflect the under lying facts and transactions in all material respects.

          (ae) Complete Disclosure.  No representation or warranty made by
               -------------------
Seller in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Seller or its representatives pursuant hereto contains or will contain any untrue statement of a material fact, or, to Seller's knowledge, omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. All schedules and exhibits prepared by Seller shall be updated as of the Time of Closing in a form satisfactory to Purchaser.

          (af) Proprietary Agreements.  All technical and management personnel,
               ----------------------
including consultants, employed by Seller relating to the Business or used by the Business, have executed agreements regarding confidentiality and proprietary information. Each employee-inventor has validly and properly assigned his or her rights to the Seller on all inventions, pending patent applications and all patents issued. To the extent the Seller has previously utilized consultants or independent contractors, each consultant or independent contractor has validly and properly assigned to the Seller his or her rights in and to all copyrights and works of authorship relating to the Assets or the Business. The Seller has no knowledge that any of its service providers in the Business are in violation thereof and will use reasonable efforts to prevent any such violation. The Seller has no knowledge that any of its service providers in the Business is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any material respect with the use of his or her best efforts to promote the interests of the Seller in the Business or that would conflict with the Business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions included in the Assets to the Seller. The Seller has no knowledge that the Assets will include any inventions of any of its service providers (or people it currently intends to hire) made prior to employment by the Seller or relationship with the Business or Seller.

          (ag) Absence of Governmental or Other Objection.  There is no pending
               ------------------------------------------
or threatened lawsuit or action or hearing challenging the transaction by any body or agency of the foreign, federal, state or local government or by any third party, and the consummation of the transaction has not been enjoined by a court of competent jurisdiction. There is no legislation and no rulings in effect by the Federal Communications Commission or any other governmental, regulatory or administrative body or agency that would make operation of Seller's radio systems inoperable in any jurisdiction.

          (ah) Insurance.  Schedule 4.1(ah) lists all insurance policies and
               ---------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller, the amounts of coverage under each such policy and bond of Seller. Seller has not been refused any requested coverage and no material claim made by Seller related to

                                      17.

the Business has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Seller is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Seller. Seller does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

           (ai)  Environmental Matters.
                 ---------------------

                 (i) Seller has all permits, licenses, approvals and registrations required to be issued with respect to the Business under applicable federal, state and local laws, statutes, and regulations relating to the protection of human health, safety, the environment and natural resources ("Environmental Laws") and is in compliance with the terms and conditions thereunder, other than those permits, licenses, approvals and registrations, the absence of which would not have a Material Adverse Effect on the Business.

                 (ii) Schedule 4.1(ai) sets forth all arrangements that Seller currently has in effect or in the five-year period preceding the Time of Closing has had in effect for the removal, disposal, release, and/or processing of hazardous substances or hazardous waste with respect to the Business. For purposes of this Agreement, the terms "disposal," "release," "hazardous substance" and "hazardous waste" shall have the definitions assigned thereto under federal, state, and local laws applicable to Seller, the Business, the assets of Seller, or the property owned or leased by Seller, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. (S)9601 et seq., as amended, and any regulations promulgated thereto, except that "hazardous substance" and "hazardous waste" shall include all varieties of petroleum hydrocarbons, refined or unrefined.

                 (iii) Within the last five years, Seller has not been alleged to be in material violation of, or been subject to any administrative, judicial, or regulatory proceeding pursuant to, any Environmental Laws or regulations. No Claims (as hereinafter defined) have been or are currently asserted against Seller with respect to hazardous substances or hazardous wastes with respect to the Business. As used herein, "Claim" shall mean any and all claims, demands, orders, causes of action, suits, proceedings, administrative proceedings, judgments, decrees, damages, costs and reasonable attorneys' fees.

                 (iv) No officers or managers of Seller have received any notice within the five-year period preceding the Time of Closing that there has been any unauthorized treatment, storage, disposal, release or threatened release from any off-site treatment, storage or disposal facility of any hazardous substance or hazardous waste originating from, or generated by, Seller.

          (aj) Backlog.  Schedule 4.1(aj) hereto sets forth the backlog of
               -------
orders relating to the Business that Seller is to ship and contract work to be performed as of the Time of Closing, provided that no warranty or representation is made pursuant to this Section 4.1(aj) that any order included in such backlog is not cancelable, modifiable or subject to


                                      18.

delay in shipping by the other party thereto. Seller either possesses sufficient inventory of parts, materials and personnel to produce the same within their scheduled delivery dates or such parts or materials have lead times such that Seller can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping date.

          (ak) Accounts Receivable.  To Seller's knowledge, the amount of all
               -------------------
Accounts Receivable purchased by Purchaser will be collectible in full in the ordinary course of business on or before December 31, 1998; all Accounts Receivable arise from bona fide transactions in the ordinary course of business; no contest or questions with respect to the amount or validity of any amount is pending; and none of such Accounts Receivable is or will at the Closing be subject to any counterclaim, dispute or setoff. The value at which Accounts Receivable are carried reflect the accounts receivable valuation policy of Seller. As of December 31, 1997 and as of the Closing, except as set forth in
Schedule 1.1(f), there is and will be (i) no Accounts Receivable debtor delinquent in its payment by more than thirty (30) days, (ii) no Accounts Receivable debtor that has refused (or threatened to refuse) to pay its obligation for any reason, (iii) to Seller's knowledge, no Accounts Receivable debtor that is insolvent or bankrupt, and (iv) no Account Receivable which is pledged to any third party by Seller. Seller holds no deposits from customers and has received no prepaid service contract revenue or other prepaid revenue. Notwithstanding any representation or warranty set forth in Section 4.1 of this Agreement to the contrary, other than the representations and warranties included in this paragraph 4.1(ak), Seller makes no representations or warranty regarding its Accounts Receivable and rights therein.

          (al) Exports to Certain Countries.  For the five years preceding the
               ----------------------------
date hereof, Seller has made no sales to entities located or residing or domiciled in, directly or indirectly, Cuba, North Korea, Libya, Iraq, Iran or any other countries prohibited by U.S. export control laws.

          (am) Foreign Corrupt Practices Act.  None of the activities or types
               -----------------------------
of conduct below have been or may have been engaged in by Seller, either directly or, to Seller's knowledge, indirectly:

                (i) Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

                (ii) Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

                (iii) Any illegal contributions made to any political party, political candidate or holder of governmental office; or


                                      19.

                (iv) Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

                (v) Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

                (vi) Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or

                (vii) Any payments or reimbursements made to personnel of Seller for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to in subparagraphs (i)-(vi) above. In addition, Seller has not violated the United States Foreign Corrupt Practices Act or any other similar laws, statute, rule or regulation of any country.

           Section 4.2  Representations and Warranties of Purchaser.  Purchaser
           -----------  -------------------------------------------
hereby represents and warrants that:

          (a) Organization.  Purchaser is a corporation duly organized and
              ------------
validly existing under the laws of the State of Delaware, and has all corporate power and authority to lease, own, and operate its properties and carry on its business and operations and to directly own, lease, and operate the assets of Purchaser. Purchaser is duly qualified or licensed to do business as a corporation, and is in good standing in each jurisdiction where the failure to qualify would have a material adverse effect on its business and operations. Purchaser has made available to Seller complete and accurate copies of its Certificate of Incorporation and Bylaws and all amendments thereto, and minutes and actions of all of its Board of Directors and its stockholders. No corporate actions have been approved or taken by Purchaser's Board of Directors or the stockholders that are not reflected in such minutes and actions.

          (b) Authorization of Purchaser.  Purchaser has full power and
              --------------------------
authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement and the other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.3 hereunder ("Purchaser Closing Documents").
Purchaser has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement and the Purchaser Closing Documents. This Agreement constitutes valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally and general principles of equity.

          (c) No Conflict or Default.  Neither the execution of this Agreement
              ----------------------
or any of the Closing Documents, nor the performance hereof or thereof by Purchaser will: (i) conflict with or result in the breach or violation of the terms of any material decree, judgment, order, law or regulation of any court or other governmental body now in effect


                                      20.

applicable to Purchaser; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the material terms, conditions and provisions of, or constitute a default under, any material indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which it is bound; or (iii) violate or conflict with any provisions of Purchaser's Certificate of Incorporation or Bylaws.

          (d) Consents.  Except as required pursuant to the HSR Act, no consent
              --------
from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Purchaser in order to permit the execution, delivery or performance of this Agreement by Purchaser, or the consummation by Purchaser of its obligations contemplated by this Agreement, except for such consents where the failure to obtain the same would not have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser taken as a whole.

          (e) Sufficient Funds.  Purchaser will have at the Time of Closing
              ----------------
sufficient funds available to pay the Purchase Price. Purchaser is not insolvent, and payment of the Purchase Price and, to the knowledge of Purchaser, assumption of the Assumed Liabilities will not cause it to become insolvent.

                                   ARTICLE V
                                   ---------

                                   COVENANTS
                                   ---------

          Section 5.1  Covenants Against Disclosure.  The parties agree to
          -----------  ----------------------------
maintain the confidentiality of the terms and conditions of this Agreement, except to the extent required by law and pursuant to the public reporting obligations of Purchaser and Seller. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the parties hereto without the prior consent of Seller and Purchaser, except as required under the public reporting obligations of Purchaser and Seller or as may be required to obtain consents necessary pursuant to Sections 7.1(d), (e) and (i) hereof to consummate the transactions contemplated herein.

          Section 5.2  Reciprocal Immunity Licenses.
          -----------  ----------------------------

          (a) Effective as of the Time of Closing, Seller grants to Purchaser a non-exclusive, non-transferable and non-sublicensable (each subject to Section 5.2(c) below), perpetual, world-wide, fully-paid right and license under the Retained Intellectual Property Rights to use the Retained Intellectual Property Rights (as the same exists at the Time of Closing) to make, have made, use and sell products (or any systems, subsystems or components thereof) within the Business Field of Use (as defined below) that incorporate or are developed or made using the Retained Intellectual Property Rights. Such license shall not give Purchaser any right to have delivered, have physical access to or receive any portion of the proprietary information of Seller related to the Retained Intellectual Property Rights, and is limited to Seller's covenant not to make claims or assert any cause of action against

                                      21.

Purchaser (or any subsidiary, spinout or joint venture of Purchaser) or any customers of Purchaser (or any subsidiary, spinout or joint venture of Purchaser) for infringement, misappropriation or unauthorized use of the Retained Intellectual Property Rights arising as a result of Purchaser's (or any subsidiary's, spinout's or joint ventures' of Purchaser) or any customer's exercise of the non-exclusive license rights set forth in the foregoing sentence. Notwithstanding any term or condition of this Section 5.2, Purchaser shall have no license rights to any trade name, trademark or service mark included in the Retained Intellectual Property Rights. For purposes of this Agreement, the term "Business Field of Use" shall mean and be limited to the development, manufacture, distribution, marketing, sale and use of radio systems or subsystems or components thereof used for wireless transmission of communications.

          (b) Effective as of the Time of Closing, Purchaser grants to Seller a personal, non-exclusive, non-transferable and non-sublicensable (subject to Section 5.2(c) below), perpetual, world-wide, fully-paid right and license to use the Intellectual Property Rights (as the same exists at the Time of Closing) to make, have made, use and sell products (or any subsystems or components thereof) (other than radio systems, subsystems or components) solely within the Retained Field of Use (as defined below) that incorporate or are developed or made using the Intellectual Property Rights. Such licenses shall not give Seller any right to have delivered, have physical access or receive any portion of the proprietary information of Purchaser related to the Intellectual Property Rights, and is conditioned on Purchaser's covenant not to make claims or assert any cause of action against Seller or Seller's customers for infringement, misappropriation or unauthorized use of the Intellectual Property Rights arising as a result of Seller's exercise of the non-exclusive license rights set forth in the foregoing sentence. For purposes of this Agreement, "Retained Field of Use" shall mean and be limited to the manufacture, sale and use of products (other than radio systems, subsystems or components) in the information security and encryption business. Notwithstanding the foregoing, Seller shall have no right or access to any of Purchaser's (or any subsidiary's, spinout's or joint ventures' of Purchaser) intellectual property developed by Purchaser (or any subsidiary, spinout or joint ventures of Purchaser) prior to or after the Time of Closing.

          (c) Notwithstanding the foregoing, each of Purchaser and Seller shall have no right or access to any intellectual property developed by the other party or any of its Subsidiaries after the Time of Closing and Purchaser shall be entitled to transfer and sublicense such license rights to any of its subsidiaries, joint ventures or spinouts. Any transferee of the rights set forth in Section 5.2(a) above shall agree in writing to be bound to all relevant terms and conditions of this Agreement as a condition precedent to such transfer.

           Section 5.3  Non-Competition.
           -----------  ---------------

                5.3.1  Commencing on the Time of Closing and continuing for
                -----
three (3) years thereafter, Seller agrees that it and its Subsidiaries and affiliates controlled by or under common control with Seller shall not engage, directly or indirectly, whether on its own account or as a shareholder (other than as a less than 10% shareholder of a publicly-held

                                      22.

company), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities worldwide:

          (a) Enter into or engage in the Business;

          (b) Encourage or solicit any former employees of the Seller or its Subsidiaries who became employees of Purchaser or any of its affiliates at the Time of Closing to leave the employment of Purchaser or any of its affiliates for any reason; or

          (c) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the Business;

                5.3.2  Without limitation, the parties agree and intend that the
                -----
covenants contained in this Section 5.3 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political subdivision worldwide. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Purchaser, wholly-unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

                5.3.3  The parties agree that due to the unique nature of the
                -----
services and capabilities of Seller, there can be no adequate remedy at law for any breach of their obligations hereunder, that any such breach may allow Seller and/or third parties to unfairly compete with Purchaser or any of its affiliates resulting in irreparable harm to Purchaser or such affiliate, and therefore, that upon any such breach or any threat thereof, Purchaser shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law. Further, Purchaser shall be entitled to indemnification by Seller from any loss or harm, including, without limitation, attorney's fees, in connection with any breach, or any enforcement, of Seller's obligations hereunder.

                5.3.4     Seller represents and warrants to Purchaser that the
                -----
covenants of Seller in this Section 5.3 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon Seller.

                5.3.5  Notwithstanding the foregoing, nothing in this
                -----
Section 5.3 shall be deemed to prevent a direct or indirect acquisition, merger or consolidation (collectively, for purposes of this Section 5.3.5 an "acquisition") of Seller and/or its Subsidiaries which effects a change of control of at least a majority of the voting stock of Seller or a sale, transfer or license of all or substantially all of the assets of Seller and/or its Subsidiaries, by, with or into another company or business engaged in the Business, and the ability of that company or business to engage in the Business following such acquisition, merger or consolidation; provided that the resources, operations, management and other employees of Seller do not participate, directly or indirectly, in the Business.


                                      23.

                5.3.6  The foregoing restrictions in this Section 5.3 shall not
                -----
limit Seller in any respect from manufacturing, selling, using, licensing or otherwise making available any information security products (excluding radio systems, subsystems and components) to any party, including, without limitation, a party engaged in the Business.

          Section 5.4  Maintenance of Business.  During the period from the date
          -----------  -----------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the AR Time of Closing, except to the extent contemplated by this Agreement or as requested by Purchaser, Seller shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such Business, use its best efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses related to the Business shall be unimpaired at the AR Time of Closing. Seller shall promptly notify Purchaser of any event or occurrence not in the ordinary course and relating directly or indirectly to the Business, and any event which could have a material adverse effect on the condition, business or results of operations of the Business.

          Section 5.5  Access to Information.  Seller will give Purchaser and
          -----------  ---------------------
its accountants, legal counsel and other representatives full access, during normal business hours, to all of the properties, books, contracts, commitments, and records relating to the Business and the Assets, and Seller will furnish to Purchaser, its accountants, legal counsel, and other representatives during such period all such information concerning the Business or the Assets as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by Seller in this Agreement. Seller shall cooperate with the Purchaser in auditing the financial statements of Seller relating to the Business, including, but not limited to, executing any and all written representations reasonably required by Purchaser's accountants.

          Section 5.6  Other Discussions.  From the date hereof until the
          -----------  -----------------
earlier of the Time of Closing or the termination of this Agreement, neither Seller nor any officer, director, employee, shareholder, agent, or representative of Seller (collectively, "Agent/Representatives") shall discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of the Business or the Assets. If Seller or any of the Agent/Representatives receives any bona fide inquiries from another party relating to any proposed disposition of the Business or the Assets following the date hereof, Seller shall promptly (a) advise such party that Seller is not entitled to enter into any such discussions or negotiations and (b) notify Purchaser of such inquiry.

          Section 5.7  Employment Arrangements.  Prior to the Closing, Purchaser
          -----------  -----------------------
shall offer employment at commensurate positions to all of the employees of the Business as "at will" employees of the Purchaser as listed on Schedule 4.1(t), effective at the Closing, and will use reasonable efforts to provide employee benefits to such employees in accordance with Purchaser's current policies and practices to the extent practicable. Seller shall cash out all


                                      24.

accrued paid time off at the Time of Closing for all such employees. Seller agrees to accept the resignation of all employees listed in Schedule 4.1(t) who accept such employment offer of Purchaser prior to the Time of Closing. No employee of Seller shall be entitled to rely on this or any other provision of this Agreement as a third party beneficiary or otherwise.

          Section 5.8  Certain Health Benefits; COBRA.  Seller shall be
          -----------  ------------------------------
responsible for compliance with the health care continuation coverage requirements of COBRA applicable to employees of the Business. Seller shall be responsible for any associated notice requirements for employees of the Business who are terminated on or prior to the Time of Closing.

          Section 5.9  Employee Benefit Plans of Seller.  Purchaser is not
          -----------  --------------------------------
assuming any of the Employee Plans of Seller. The term "Employee Plan" shall mean all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee or to any other person who provides services, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the IRC, including, without limitation, pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans, disability plans, medical plans, dental plans, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits and fringe benefits. The term "Employee Plan" also includes any employee plan that is a multi-employer plan as defined in Section 3(37) of ERISA. Notwithstanding the foregoing, the term "Employee Plan" shall not include any amounts included in the assumed liabilities. Distributions to employees of the business who shall continue employment with the Purchaser from any Employee Plans of Seller which are subject to Section 401(k) of the Internal Revenue Code shall be made in accordance with the requirements of Section 401(k)(10) of the Internal Revenue Code and the regulations thereunder.

          Section 5.10  Allocation of Purchase Price.  Each of Purchaser and
          ------------  ----------------------------
Seller agree that the Purchase Price shall be allocated among the Assets for federal and state income tax purposes in a schedule to be provided to Seller (to be mutually agreeable between Purchaser and Seller) and that each party shall effect any federal or state income reporting with respect to the Assets, Assumed Liabilities and transactions contemplated herein in a manner consistent with said schedule.

          Section 5.11  Shared Use Agreement.  At the Closing, each of the
          ------------  --------------------
Purchaser and Seller shall execute and deliver that certain shared use agreement in the form attached hereto as Exhibit 5.11 (the "Shared Use Agreement").


                                      25.

                                  ARTICLE VI
                                  ----------

                                    CLOSING
                                    -------

          Section 6.1  Time of Closing.  Except as otherwise provided herein,
          -----------  ---------------
the transactions contemplated by this Agreement shall be completed (the "Closing") on the first business day on which the last of the conditions contained in Article VII hereof (other than to the extent related to the purchase and sale of the Accounts Receivable) is fulfilled or waived (the "Time of Closing"), with the expectation that the Closing shall occur on or about March 31, 1998 unless otherwise agreed to in writing by Purchaser and Seller; provided, however, that with respect to the purchase and sale of the Accounts Receivable, the "AR Closing" and "AR Time of Closing" shall refer to the later to occur of (i) April 5, 1998; or (ii) the first business day on which the last of the Conditions contained in Article VII hereof (other than to the extent related to the purchase and sale of the Assets) is fulfilled or waived. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, 94303 or at such other place or date as may be agreed to in writing by Purchaser and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto (other than to the extent related to the purchase and sale of the Assets) at the Time of Closing in accordance with this Agreement.

          Section 6.2  Deliveries by Seller.  At the Closing, Seller shall
          -----------  --------------------
deliver to Purchaser, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Assets (other than to the extent related to the purchase and sale of the Accounts Receivable), in the form attached hereto as Exhibit 6.2(a), selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to the Assets (other than the Accounts Receivable), free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

          (b) An opinion of Morrison & Foerster LLP, counsel to Seller, dated the date of the Closing, in the form attached hereto as Exhibit 6.2(b).

          (c) The Shared Use Agreement.

          (d) An affidavit of Seller, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (e) A good and sufficient assignment of the Contracts that are Assets, in the form attached hereto as Exhibit 6.2(e) (the "Assignment").

          (f) Good and sufficient assignments of the patents, trademarks, trade names and other intellectual property rights that are included in the Assets, selling, delivering, trans ferring, and assigning to Purchaser title to all of Seller's right, title, and interest to such patents, trademarks, trade names and other intellectual property rights, subject to no liens, encumbrances or charges.


                                      26.

          Section 6.2A  Deliveries by Seller at AR Closing.  At the AR Closing,
          ------------  ----------------------------------
Seller shall deliver to Purchaser, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Accounts Receivable, in the form attached hereto as Exhibit 6.2A(a) (the "AR Bill of Sale"), selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to the Accounts Receivable, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

          Section 6.3  Deliveries by Purchaser.  At the Closing, Purchaser shall
          -----------  -----------------------
deliver, or cause to be delivered, to Seller, all duly and properly executed, if applicable, the following:

          (a) The payment set forth in Section 3.2.

          (b) The Assignment.

          (c) The Shared Use Agreement.

          (d) Executed offer letters offering employment to all of the employees of the Business listed on Schedule 4.1(t) in the form attached hereto as Exhibit 6.3(d).

          (e) A good and sufficient Instrument of Assumption of the Contracts that are Assumed Liabilities, in the form attached hereto as Exhibit 6.3(e).

          Section 6.3A  Deliveries by Purchaser at AR Closing.  At the AR
          ------------  -------------------------------------
Closing, Purchaser shall deliver, or cause to be delivered, to Seller, all duly and properly executed, the following:

          (a) The Note.

          Section 6.4  Further Assurances.  At or after the Time of Closing,
          -----------  ------------------
each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                  ARTICLE VII
                                  -----------

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------

          Section 7.1  Conditions to Obligations of Purchaser.  Each and every
          -----------  --------------------------------------
obligation of Purchaser to be performed at the Closing, shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):


                                      27.

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Seller set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing (based upon, if necessary, an updated Disclosure Letter and Schedules in a form reasonably satisfactory to Purchaser) as if such representations and warranties were made as of such date and time (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Time of Closing, any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded).

          (b) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by Seller, including Board of Directors and shareholder approval, shall have been performed and complied with in all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2 hereof.

          (c) No Material Adverse Change.  There shall have been no material
              --------------------------
adverse change in the financial condition, prospects, business, or properties of Seller which materially adversely affects the conduct of the Business as presently being conducted or the financial condition, business, or properties of Seller since the date hereof; provided, however, that any change that results from or relates to general worldwide business, economic or industry conditions, the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect on the Business.

          (d) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of any foreign, federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (e) Hart-Scott-Rodino.  The inquiry by the Federal Trade Commission
              -----------------
(the "FTC") under the HSR Act shall have received early termination or the applicable waiting period required by any applicable law shall have expired by March 26, 1998.

          (f) Evidence of Title.  Purchaser shall have received evidence, at or
              -----------------
prior to the Time of Closing, as applicable, reasonably satisfactory to Purchaser, of Seller's title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances or restrictions on transfer.

          (g) Certificate of President and Chief Financial Officer.  Seller
              ----------------------------------------------------
shall have delivered to Purchaser a certificate executed by its President and Chief Financial Officer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b), (c) and (d) of this Section 7.1, have been satisfied.


                                      28.

          (h) Licenses.  Purchaser shall have received all licenses from all the
              --------
appropriate governmental, regulatory and administrative agencies reasonably necessary to operate the Business in the same manner as Seller operated the Business prior to the Time of Closing.

          (i) Third Party Consents.  Subject to Section 1.3 hereof, Seller shall
              --------------------
have obtained all third party consents and approvals and assignments to all Contracts and all other instruments required to consummate the transactions contemplated by this Agreement or as reasonably requested by counsel to Purchaser.

          (j) Employment Offer Letters.  At least sixty-seven percent (67%) of
              ------------------------
the employees of Seller listed in Schedule 4.1(t), including substantially all of such employees reasonably agreed upon in writing by the parties prior to the Time of Closing as "key" employees, shall have entered into employment offer letters in the form attached hereto as Exhibit 6.3(d) and each of such employees accepting employment with Purchaser shall have executed Proprietary Information and Inventions Agreements in form reasonably satisfactory to Purchaser.

          Section 7.2  Conditions to Obligations of Seller.  Each and every
          -----------  -----------------------------------
obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with in all material respects by Purchaser shall have been fully performed and complied with at or prior to the Time of Closing (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Time of Closing, any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded).

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of Purchaser set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing (based upon, if necessary, a disclosure letter in a form reasonably satisfactory to Seller) as if such representations and warranties were made as of such date and time.

          (c) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (d) Third Party Consents.  Seller shall have obtained all third party
              --------------------
consents and approvals and assignments to all Contracts and all other instruments required to


                                      29.

consummate the transactions contemplated by this Agreement or as reasonably requested by counsel to Purchaser.

          (e) Certificate of President and Chief Financial Officer.  Purchaser
              ----------------------------------------------------
shall have delivered to Seller a certificate executed by its President and Chief Financial Officer, dated the Time of Closing to the effect that the conditions set forth in subsections (a), (b), (c) and (d) of this Section 7.2 have been satisfied.

          (f) Hart-Scott-Rodino.  The inquiry of the FTC under the HSR Act shall
              -----------------
have been subject to early termination or the waiting period shall have expired by March 26, 1998.

          Section 7.3  Conditions to Obligations of Purchaser at AR Closing.
          -----------  ----------------------------------------------------
Each and every obligation of Purchaser to be performed at AR Closing shall be subject to the satisfaction as of or before the AR Time of Closing of the following conditions (unless waived in writing by Purchaser):

          (a) AR Bill of Sale.  Seller shall have delivered to Purchaser a duly
              ---------------
executed copy of the AR Bill of Sale.

          Section 7.4  Conditions to Obligations of Seller at AR Closing.  Each
          -----------  -------------------------------------------------
and every obligation of Seller to be performed at the AR Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) The Note.  Purchaser shall have delivered to Seller a duly
              --------
executed copy of the Note.


                                 ARTICLE VIII
                                 ------------

                                INDEMNIFICATION
                                ---------------

           Section 8.1  Survival of Representations, Warranties, Covenants and
           -----------  ------------------------------------------------------
Agreements.
----------

          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, all representations and warranties of the parties shall survive the execution, delivery, and performance of this Agreement for a period of eighteen (18) months after the Time of Closing, and all covenants and agreements of the parties shall survive the execution, delivery and performance of this Agreement for a period of two (2) years after the Time of Closing, except as set forth herein. All representations and warranties set forth in this Agreement shall be deemed to have been made again by the parties as of the Closing (as updated as of the Time of Closing to the reasonable satisfaction of the receiving party).


                                      30.

          (b) As used in this Article VIII, any reference to a representation, warranty, agreement, or covenant contained in any section of this Agreement shall include any schedule (as updated as of the Time of Closing to the reasonable satisfaction of the receiving party) furnished pursuant to this Agreement. To the extent that a party is required to provide an update to any of its Schedules prior to Closing and deliver such update in writing to the other party prior to the Time of Closing, the election of the other to effect a Closing hereunder shall be deemed to constitute approval of such update, and such Schedule as modified at the Time of Closing shall be deemed amended to include such update for purposes of Articles IV and VIII hereof; provided, that no update by a party to a Schedule shall be deemed an exception to the warranties and representations of that party for the purposes of Article VIII hereof if: (i) such update is based on facts or circumstances that existed at the date of this Agreement; and (ii) such party had knowledge (as described in Section 4.1 hereof) of such facts and circumstances at the date of this Agreement.

          (c) The two-year, three-year and eighteen-month periods after the Time of Closing referred to in Sections 8.1(a) and 8.6 during which the representations, warranties, covenants, and agreements of the parties shall survive, shall not preclude a claim in the event that notice of such claim is timely given during the applicable period. Provided notice of a claim is given during the applicable period, the indemnified party shall have all rights available to it without restriction as to time under this Article VIII with respect to such claim until such claim has been resolved in accordance with this
Article VIII.

           Section 8.2  Indemnification.
           -----------  ---------------

          (a) Except to the extent that Purchaser and its officers, directors and other affiliates, as applicable, are otherwise indemnified pursuant to Sections 8.6, 8.7 or 8.8 hereof, Seller hereby agrees to indemnify and hold harmless Purchaser and its officers, directors and other affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, fees, fines, charges, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by Purchaser or its officers, directors and other affiliates, directly or indirectly, as a result of or arising from (1) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonful fillment, (2) Seller's failure or inability to be solely responsible for the payment of all Liabilities (other than Assumed Liabilities) (all of which, including those set forth in clause (3) below, shall be referred to as "Seller Identifiable Claims") or (3) any Damages incurred as a result of any of the following (except as noted below, without giving effect to any of the disclosures or qualifications set forth in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Letter),

              (i) Any handling, discharge, disposal, release, or storage of any hazardous or toxic substances, wastes or materials by Seller, any predecessor of Seller or


                                      31.

any other third party with respect to any of the properties owned, occupied or leased by Seller occurring prior to the Closing;

              (ii) Any litigation or claim arising from actions or inactions of Seller or Seller's products prior to the Time of Closing, except that the matters governed by Section 8.6 shall be governed by Section 8.6 only;

              (iii) Any Damages incurred by Seller or the Business, or arising out of or related to the activities of Seller or services or assets provided by or products delivered to or by Seller, prior to the Closing, or any Damages arising from the Excluded Assets or the liabilities that, in each case, are not Assumed Liabilities;

              (iv) Taxes imposed on Seller and Purchaser or its affiliates for periods ending on or prior to the Closing and for portions through the Closing of periods beginning prior to the Closing and ending after the Closing (including, without limitation, any deferred Tax liability, any Tax liability arising from the transactions contemplated in this Agreement or any other transaction entered into or consummated prior to the Closing), including, without limitation, any liability arising out of or related to any returns filed prior to the Time of Closing;

              (v) Any Liabilities of Seller imposed upon Purchaser as transferee of the Assets or otherwise, including, without limitation, any liability arising out of any lien or any obligation or claim brought by creditors of Seller or claims based on the premise that the sale of the Assets did not comply with any bulk sales provisions and any liability arising out of obligations to Seller's employees (including, without limitation, any obligations under any employee benefit, profit sharing, or pension or welfare plan) or out of Seller's status as employer of its employees;

              (vi) Any amounts paid or payable by Purchaser after the Time of Closing with respect to any Liabilities of Seller, which have not been paid in full by Seller following twenty (20) days' notice from Purchaser to Seller of the existence of such Liability and Purchaser's intention to pay in full such Liability on behalf of Seller; and

          (b) Purchaser hereby agrees to indemnify and hold harmless Seller and its officers, directors and other affiliates against any and all Damages asserted against, resulting from, imposed upon or incurred or suffered by Seller, directly or indirectly, as a result of or arising from (1) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment provided Seller is or has not been in breach hereof, (2) any Assumed Liability,
(3) Purchaser's hiring and employment practices with respect to employment with Purchaser of, or termination of employment with Purchaser of, Seller's employees to be offered employment or hired by Purchaser, provided Seller has complied with and is not in breach of its related representations, warranties, covenants and obligations pursuant hereto or (4) Purchaser's operation of the Business from and after the Time of Closing, provided Seller has complied


                                      32.

with and is not in breach of its related representations, warranties, covenants and obligations pursuant hereto (all of which shall be referred to as "Purchaser Identifiable Claims").

          (c) Without limiting the foregoing, any amounts paid or payable by Purchaser pursuant to this Agreement shall be subject to a right of setoff by Purchaser or its affiliates for any Damages incurred by Purchaser or its officers, directors or other affiliates in connection with this Agreement; provided, however, that payments due under the Note shall not be subject to any right of offset.

          Section 8.3  Procedure for Indemnification with Respect to Third-
          -----------  ---------------------------------------------------
Party Claims.
------------

          (a) If the Purchaser or any affiliate of Purchaser or Seller or any of Seller's Subsidiaries and each of their respective officers, directors, shareholders, employees, agents and other affiliates, as applicable, determines to seek indemnification (such party shall be referred to herein as an "Indemnified Party") under this Article VIII with respect to Seller Identifiable Claims or Purchaser Identifiable Claims, as applicable (such Claims shall be referred to herein as "Identifiable Claims"), resulting from the assertion of liability by third parties, such Indemnified Party shall give notice to the parties from which indemnification is sought (such parties shall be referred to herein as "Indemnifying Parties") within 90 days of such Indemnified Party becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Party. In case any such liability is asserted against any Indemnified Party, and such Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to such Indemnified Party within 20 days after receiving such Indemnified Party's notice, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to such Indemnified Party. In the event the Indemnifying Party assumes the defense, the Indemnifying Party shall have sole control over the management of the defense. Notwith standing the foregoing, (i) none of the Indemnified Parties shall have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (ii) the rights of the Indemnified Parties to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that such Indemnifying Parties, within 20 days after receipt of the aforesaid notice of an Identifiable Claim, fail to assume the defense of such Indemnified Party against such Identifiable Claim, such Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.


                                      33.

          (c) Notwithstanding anything in this Article VIII to the contrary, (i) if there is a reasonable probability that an Identifiable Claim may materially adversely affect such Indemnified Party, such Indemnified Party shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not, without such Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect of such Identifiable Claim.

          Section 8.4  Procedure For Indemnification with Respect to Non-Third
          -----------  -------------------------------------------------------
Party Claims.  In the event that any Indemnified Party asserts the existence of
------------
a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice shall state that it is being given pursuant to this Section 8.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 90 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing its intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that such Indemnifying Parties contest the assertion of a claim by giving such written notice to such Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 10.11 hereof.

           Section 8.5  Limitations on Indemnification.
           -----------  ------------------------------

          (a) No claim or claims may be made against an Indemnifying Party for indemnification pursuant to Section 8.2 or pursuant to Section 8.6 or 8.7 hereof, unless the aggregate Damages of the Indemnified Parties with respect to such Section shall exceed an aggregate amount equal to $250,000, in which case the Indemnifying Party shall be obligated to the indemnified party for the amount in excess of such $250,000 threshold amount.

          (b) In addition, the liability of any Indemnifying Party with respect to any Damages shall be determined on a basis that is net of the amount of any such Damages covered by insurance (less any deductibles or increased premiums) and net of the tax benefit received by the Indemnified Party due to deductibility of such Damages on its Federal and state corporate income tax returns.

          Section 8.6  Specified and Current Product Intellectual Property.
          -----------  ---------------------------------------------------
Without giving effect to any of the disclosures or qualifications set forth in this Agreement, any accompanying schedule, exhibit or certificate, and subject to Sections 8.1, 8.3, 8.4 and 8.5 hereof, Seller covenants and agrees to indemnify and hold harmless, without giving effect to any limitations in Section 8.5, the Purchaser and each of its officers, directors and other


                                      34.

affiliates for all of the "Specified Intellectual Property Damages" in perpetuity and for any "Current Product Intellectual Property Damages" for which a claim is made pursuant to Section 8.7 below prior to three (3) years after the Time of Closing. As used herein, "Specified Intellectual Property Damages" shall include all Damages (whether incurred, accrued, asserted or alleged prior to or after the date of this Agreement) suffered or incurred by Purchaser or any of its officers, directors or other affiliates with respect to any and all claims, demands, settlements, criminal investigations, liabilities, injunctions, actions and causes of action which arise out of (or have arisen out of) or relate to claims or facts or circumstances or allegations existing prior to or following the Closing (whenever asserted or made known to the parties hereto) for the design, development, manufacture, marketing, license, sale or use of the
(i) "Slurpie" products, (ii) the products of Seller relating to the Business as being produced as of the Time of Closing, (iii) products of the Business that were produced prior to the Time of Closing and (iv) improvements to such products, modifications or derivatives to such products or new or next generation products manufactured, designed or developed by Purchaser or its Subsidiaries, provided that for purposes of clause (iv) hereof, the underlying claims or facts or circumstances or allegations of infringement are based on designs or implementations utilized in the products in existence prior to the Time of Closing, ("S.I.P. Covered Products", and collectively with the "CPIP Covered Products" the "Covered Products") which directly or indirectly arise out of any claims of intellectual property infringement as to patents or other intellectual property set forth in the Disclosure Letter and related Schedules or patents or other intellectual property of which Seller had knowledge or written notice prior to the Closing and which are not set forth in the Disclosure Letter and related Schedules (collectively, the "S.I.P. Covered Claims").

          As used herein, "Current Product Intellectual Property Damages" shall include all Damages (whether incurred, accrued, asserted or alleged prior to or after the date of this Agreement) against or suffered or incurred by Purchaser or any of its officers, directors or other affiliates with respect to any and all claims, demands, settlements, criminal investigations, liabilities, actions and causes of action which directly or indirectly arise out of (or have arisen out of) or relate to claims or facts or circumstances or allegations existing prior to or during the three (3) years following the Closing (subject to Section
8.1 hereof, whenever asserted or made known to the parties hereto) involving any and all intellectual property matters relating to the products of Seller relating to the Business as are being produced as of the Time of Closing or products that were produced prior to the Time of Closing, including the "Slurpie" enhancements (exclusive of any improvements, modifications or enhancements to such products after the Time of Closing) (the "CPIP Covered Products") to the extent that the design, development, manufacture, marketing, license, sale or use of the CPIP Covered Products infringes any copyright, patent, trade secret, or other intellectual property right of any third party that exists at the Time of Closing (or, in the case of patents, were granted, or to Seller's knowledge, applied for, no later then the Time of Closing) or violates any license or agreement with any third party (the "C.P.I.P. Covered Claims").

          Section 8.7  Defense of Covered Claims for the Specified and Current
          -----------  -------------------------------------------------------
Product Intellectual Property Damages.  Purchaser shall give notice to Seller
-------------------------------------
promptly within 90 days of receipt of actual written notice of any S.I.P. or C.P.I.P. Covered Claim (collectively, the "Covered Claims") as to which indemnity may be sought, and shall permit


                                      35.

Seller to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for Seller, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by Purchaser (whose approval shall not unreasonably be withheld), and provided further that the failure of Purchaser to give notice as provided herein shall not relieve Seller of its obligations under this Section 8.7, to the extent such failure is not materially prejudicial. In the event the Seller assumes the defense, the Seller shall have sole control over the management of the defense. In the event that Seller, within 20 days after receipt of the aforesaid notice of a Covered Claim fails to assume the defense of Purchaser against such Covered Claim, Purchaser shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Seller. Seller, in the defense of any such claim or litigation, shall not, except with the written consent of Purchaser, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Purchaser of a release from all liability in respect to such claim or litigation. Purchaser shall furnish such information regarding itself or the claim in question as Seller may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom. Notwithstanding anything in this Section 8.7 to the contrary, if there is a reasonable probability that a Covered Claim may materially adversely affect Purchaser, Purchaser shall have the right to participate in such defense, compromise, or settlement.

          Section 8.8  Limitation on Purchaser Covenants.  In the event of any
          -----------  ---------------------------------
Covered Claim, Purchaser agrees to use reasonable efforts, provided such efforts will not be materially burdensome or costly to Purchaser, to modify any product that is the subject of a Covered Claim so as to cause such product to not infringe the third party patent or other intellectual property rights giving rise to such claim. Any intentional failure by Purchaser to use such reasonable efforts shall not provide an absolute limitation to Purchaser's indemnification rights hereunder, but Purchaser's Damages shall be deemed reduced to the extent that Purchaser's Damages could have been materially reduced had Purchaser exercised such reasonable efforts as set forth herein. Purchaser and Seller acknowledge and agree that Sections 8.6 and 8.7 shall provide the sole and exclusive basis upon which Purchaser shall be entitled to assert Covered Claims to the extent that any Covered Claim shall also constitute a breach by Seller of its warranties and representations contained in Section 4.1(l) hereof.

          Section 8.9  Accounts Receivable Collection.  Following the AR
          -----------  ------------------------------
Closing, Purchaser agrees to: (i) use reasonable commercial efforts to collect the Accounts Receivable (and such efforts shall be no less diligent in all material respects than Purchaser uses to collect its accounts receivable generated in its own operations); (ii) apply Seller's written standard accounts receivable collection practices in the collection of the Accounts Receivable;
(iii) apply proceeds received by Seller from debtors under the Accounts Receivable in order of maturity of the Accounts Receivable (and other existing accounts receivable of Purchaser from the same debtor); and (iv) not intentionally compromise, cancel, excuse or modify in any material respect any Accounts Receivable without Seller's prior written consent, which consent shall not be unreasonably withheld. Subject to the foregoing, regardless of any disclosure and to the extent that Purchaser is required to record a write-off with respect to all or any portion of the Accounts Receivable in connection with the preparation of its year


                                      36.

ended December 31, 1998 audited financial statements, Seller hereby agrees to fully indemnify, without limitation as set forth in Section 8.5, and pay Purchaser in cash within ten (10) days of notice from Purchaser fifty percent (50%) of the amount of Accounts Receivables to be written off. To the extent any Accounts Receivable shall be written off by Purchaser as provided in this
Section 8.8, Purchaser agrees, on Seller's request, to assign such Accounts Receivable to Seller, which, following such assignment, shall have the exclusive right to collect such Account Receivable. To the extent Purchaser shall collect monies on such Accounts Receivable, Purchaser shall apply such monies first to recover its out-of-pocket costs for collection and then shall retain 50% of the remaining collected proceeds for its own account and promptly remit 50% of such proceeds to Purchaser. In the event that Purchaser writes off any Accounts Receivable in connection with this Section 8.9 or otherwise, Purchaser shall be entitled to retain the underlying product relating to such Accounts Receivable.

                                  ARTICLE IX
                                  ----------

                                  TERMINATION
                                  -----------

           Section 9.1  Termination.  This Agreement may be terminated at any
           -----------  -----------
time prior to the Time of Closing:

               (a) by Purchaser or Seller, if the Closing is not consummated within three (3) months of the date hereof;

               (b) by mutual agreement of the Board of Directors of Purchaser and the Board of Directors of Seller;

               (c) by Purchaser, if there has been a breach by Seller of any material representation, warranty, covenant or agreement set forth in this Agreement which Seller fails to cure within fifteen (15) business days after notice thereof is given by Purchaser (except that no cure period shall be provided for a breach by Seller which by its nature cannot be cured);

               (d) by Seller, if there has been a breach by Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement, which Purchaser fails to cure within fifteen (15) business days after notice thereof is given by Seller (except that no cure period shall be provided for a breach by Purchaser which by its nature cannot be cured);

               (e) by Purchaser or Seller, if any permanent injunction or other order of a court preventing the Closing shall have become final and nonappealable or shall render unlikely within a reasonable period of time the consummation of the Closing on the terms contemplated hereby;

               (f) by Purchaser or Seller, if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other


                                      37.

order preventing the consummation of the Closing or any litigation shall be pending, the ultimate resolution of which is likely (i) in Purchaser's opinion to result in the issuance of such an order or injunction, or the imposition against Purchaser of substantial damages if the Closing is consummated, or (ii) in Purchaser's or Seller's opinion to render Purchaser or Seller unable to consummate the Closing; or

               (g) by Purchaser or Seller, if the inquiry by the Federal Trade Commission under HSR shall not have received early termination or any applicable HSR waiting period shall have expired by March 26, 1998.

          Section 9.2  Authorization.  Where action is taken to terminate this
          -----------  -------------
Agreement pursuant to Section 9.1, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action.

          Section 9.3  Survival.  In the event of termination of this Agreement
          -----------  --------
as provided in Section 9.1 or a failure to meet all of the closing conditions, this Agreement shall forthwith terminate without further obligation of either party to the other party; provided, however, that the agreements contained or referred to in Sections 5.1 and 10.4 shall survive and be legally enforceable, and provided, further, any right of a party to any legal or equitable remedy, including, without limitation, the right to recover actual damages arising as a result of any breach prior to such termination of any warranty or covenant contained herein shall survive such termination.

                                   ARTICLE X
                                   ---------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 10.1  Notice.  All notices and other communications required
          ------------  ------
or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 10.1:

If to Seller:       Cylink Corporation
                    910 Hermosa Court
                    Sunnyvale, CA  94086
                    Attn:  Robert Fougner

with a copy to:     Morrison & Foerster LLP
                    755 Page Mill Road
                    Palo Alto, CA  94304
                    Attn:  Michael C. Phillips, Esq.
                    Telecopy No.:  (650) 494-0792


                                      38.

If to Purchaser:    P-Com, Inc.
                    317 South Winchester Boulevard
                    Campbell, CA  95008
                    Attn:  Michael J. Sophie

with a copy to:     Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA 94303
                    Attn: Warren T. Lazarow, Esq.
                    Telecopy No.: (650) 496-2733

All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          Section 10.2  Entire Agreement.  This Agreement, the exhibits and
          ------------  ----------------
schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter, other than the Non-Disclosure Agreement between Purchaser and Seller.

          Section 10.3  Binding Effect; Assignment.  This Agreement and the
          ------------  --------------------------
various rights and obligations arising hereunder, including indemnification and the non-compete and reciprocal license provisions shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party.

          Section 10.4  Expenses of Transaction; Taxes.  Purchaser shall bear
          ------------  ------------------------------
its own costs and expenses in connection with this Agreement and the transactions contemplated hereby for its own account and Seller shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby for its own account. Seller shall pay all applicable sales, use, transfer, documentary and other taxes arising out of the purchase and sale of the Assets; provided, however, that Purchaser shall pay the lesser of (i) fifty percent (50%) of such taxes arising with respect to the purchase of the Business or (ii) One Hundred Thousand Dollars ($100,000).


                                      39.

          Section 10.5  Waiver; Consent.  This Agreement may not be changed,
          ------------  ---------------
amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 10.6  Third-Party Beneficiaries.  Except as otherwise
          ------------  -------------------------
expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          Section 10.7  Counterparts.  This Agreement may be executed
          ------------  ------------
simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 10.8  Severability.  If one or more provisions of this
          ------------  ------------
Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 10.9  Remedies of Purchaser.  Seller agrees that the Assets
          ------------  ---------------------
are unique and not otherwise readily available to Purchaser. Accordingly, Seller acknowledges that, in addition to all other remedies to which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder.

          Section 10.10  Governing Law.  This Agreement shall in all respects be
          -------------  -------------
construed in accordance with and governed by the laws of the State of California without regard to the conflicts or choice of law provisions thereof.

           Section 10.11  Arbitration; Attorneys' Fees.
           -------------  ----------------------------

          (a) Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement or any claims arising out of or relating to this Agreement or the breach thereof will be settled by arbitration in Santa Clara County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered


                                      40.

by the arbitrators may be entered in any court having jurisdiction thereof.
Such arbitration shall be conducted by three (3) arbitrators chosen by mutual agreement of the parties hereto, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated,
(b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

          (b) In the event of arbitration filed or instituted between the parties with respect to this Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.

          Section 10.12  Cooperation and Records Retention. Seller and Purchaser
          -------------  ---------------------------------
shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and Purchaser shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Seller shall keep the original copies of such records relating to Seller, as well as all books of accounts, general ledgers, sales invoices, accounts payable and payroll records, drawings, files, papers, and all other records (the "Records") at its facility in California and, at Seller's expense, shall promptly provide complete copies of the Records to Purchaser upon Purchaser's request and shall make all Records available for inspection at any time upon Purchaser's request.


                                      41.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              P-Com, Inc.,
                              a Delaware corporation


                              By:   /s/ Michael J. Sophie
                                    ---------------------
                                    Vice President Finance & Administration
                                    Chief Financial Officer



                              Cylink Corporation,
                              a California corporation



                              By:   /s/ Robert B. Fougner
                                    ---------------------
                                    Corporate Secretary




                                      42.

                                  EXHIBIT 3.2

                     UNSECURED SUBORDINATED PROMISSORY NOTE

                                  EXHIBIT 5.11

                              SHARED USE AGREEMENT

                                 EXHIBIT 6.2(a)

                          BILL OF SALE FOR THE ASSETS

                                EXHIBIT 6.2A(a)

                                AR BILL OF SALE

                                 EXHIBIT 6.2(b)

             OPINION OF MORRISON & FOERSTER LLP, counsel to Seller

                                 EXHIBIT 6.3(d)

                              FORM OF OFFER LETTER

                           EXHIBITS 6.2(e) AND 6.3(e)

              FORM OF ASSIGNMENT OF THE CONTRACTS THAT ARE ASSETS
                                      AND
    INSTRUMENT OF ASSUMPTION OF THE CONTRACTS THAT ARE ASSUMED LIABILITIES

                                 EXHIBIT 6.3(e)

                   INSTRUMENT OF ASSUMPTION OF THE CONTRACTS
                          THAT ARE ASSUMED LIABILITIES

                                SCHEDULE 1.1(b)

                               LIST OF INVENTORY

                                  SCHEDULE 1.2

                            LIST OF EXCLUDED ASSETS

                                  SCHEDULE 2.1

                          LIST OF ASSUMED LIABILITIES

                                SCHEDULE 4.1(c)

                             FINANCIAL INFORMATION